Exhibit 21.1

SUBSIDIARIES OF AND CONSOLIDATED ENTITIES OF

WUXIN TECHNOLOGY HOLDINGS, INC.

As of June 30, 2021*

Name of Subsidiary	Jurisdiction of Incorporation or Organization	Incorporation Time

Wuxin Technology Holdings Group Limited	Hong Kong	July 5, 2021

Shenzhen Wuxin Technology Holding Co., Ltd.	People’s Republic of China	August 10, 2021

Shenzhen Wuxin Technology Holding Group Co., Ltd.	People’s Republic of China	May 17, 2005

Shenzhen VLG Wireless Technology Co., Ltd.	People’s Republic of China	October 24, 2005

Shenzhen TBIT Technology Co., Ltd.	People’s Republic of China	June 29, 2007

Shenzhen Yitianxin Electronics Co., Ltd.	People’s Republic of China	June 14, 2013

Zhongyitong Technology Co., Ltd.	People’s Republic of China	September 8, 2016

Shenzhen Xinsheng Technology Co., Ltd.	People’s Republic of China	December 23, 2016

*	Other subsidiaries and consolidated entities of Wuxin Technology Holdings, Inc. have been omitted because, in the aggregate, they would not be a “significant subsidiary” as defined in rule 1-02(w) of Regulation S-X as of the end of the fiscal year covered by this report.